Exhibit 5
AMERICAN NATIONAL INSURANCE COMPANY
A STOCK LIFE INSURANCE COMPANY

Insured        JOHN DOE         $100,000  Specified Amount
Policy Number  WQVUL001     JUNE 1, 2001  Date of Issue

Home Office: One Moody Plaza
Galveston, Texas 77550

AMERICAN NATIONAL INSURANCE COMPANY will pay the Death Benefit to the Beneficiary subject to the provisions of the Policy. The Death Benefit is payable upon receipt at Our Home Office in Galveston,
Texas, of  Satisfactory Proof of   Insured's Death. The Policy is
issued in consideration   of the Application and  payment of the
premiums shown on the Data Page. This  Policy is a legal contract
between the Owner and American National Insurance   Company.  READ
YOUR POLICY CAREFULLY.
Signed for the Company at Galveston, Texas, on the Date of Issue.



RIGHT TO CANCEL POLICY. You may cancel   the Policy by   returning
it to Us or Our   agent within ten days after You receive the
Policy. We will refund the premiums paid adjusted by investment gains during the fifteen day period after such premiums have been allocated to the money market subaccount and by investment gains and losses thereafter.
THE ACCUMULATION VALUE IN THE AMERICAN NATIONAL VARIABLE LIFE SEPARATE ACCOUNT IS BASED ON THE INVESTMENT EXPERIENCE OF THAT SEPARATE ACCOUNT AND MAY INCREASE OR DECREASE DAILY. THE ACCUMULATION VALUE IS NOT GUARANTEED.

THE AMOUNT OF THE DEATH BENEFIT   OR THE DURATION OF THE DEATH
BENEFIT, OR BOTH, MAY VARY UNDER THE PROVISIONS OF THE  POLICY.

VARIABLE UNIVERSAL LIFE INSURANCE POLICY.
INVESTMENT EXPERIENCE REFLECTED IN SOME VALUES AND BENEFITS.
NONPARTICIPATING. NO DIVIDENDS.

Form WQVUL



GUIDE TO POLICY PROVISIONS

                              PAGE
DATA PAGE
DEFINITION OF TERMS            3
NONPARTICIPATING POLICY        4
DEATH BENEFIT                  4
POLICY CHANGE OPTIONS          5
PREMIUMS                       6
POLICY ACCOUNTS                8
ACCUMULATION VALUE             9
SURRENDER OPTION              11
OWNERSHIP                     13
BENEFICIARY INFORMATION       13
GENERAL PROVISIONS            13
SETTLEMENT OPTIONS            14

Additional benefits, riders, if any, and a copy of the Application follow the Policy Data Page.


                                DATA PAGE
OWNER            THE INSURED

BENEFICIARY      AS STATED IN COPY OF APPLICATION ATTACHED UNLESS
SUBSEQUENTLY CHANGED IN COMPLIANCE WITH POLICY PROVISIONS

AGE AT ISSUE     35

NAME OF INSURED  JOHN DOE          $100,000  SPECIFIED AMOUNT

POLICY NUMBER    WQVUL001      JUNE 1, 2001  DATE OF ISSUE

FORM                BENEFIT                 ANNUAL GUARANTEED
NUMBER              DESCRIPTION             COVERAGE PREMIUM

WQVUL      VARIABLE UNIVERSAL LIFE INSURANCE    $1,909.00

TOTAL FIRST YEAR ANNUAL GUARANTEED COVERAGE PREMIUM  $1,909.00
THE GUARANTEED PERIOD IS 10 POLICY YEARS.

INSURED SEX                          MALE
INSURED CLASS                        STANDARD NICOTINE NON-USER
DEATH BENEFIT OPTION                 A - SPECIFIED AMOUNT
DEATH BENEFIT QUALIFICATION TEST     GUIDELINE PREMIUM
INITIAL PREMIUM                     $3,586.00
PLANNED PERIODIC PREMIUM            $1,791.00 ANNUALLY
PERCENTAGE PREMIUM CHARGE CURRENTLY 6% FOR 10 YEARS, 4%
                                    THEREAFTER, 6% GUARANTEED

MONTHLY DEDUCTION
   A COST OF INSURANCE CHARGE
   A CHARGE FOR ANY RIDERS
   A MONTHLY EXPENSE FEE       $7.50
   A MONTHLY FEE               $xx.xx
DAILY ASSET CHARGE
A DAILY ASSET CHARGE NOT TO EXCEED 0.001918% FOR YEARS 1-15 AND
0.000955 FOR YEARS 16+ OF THE AVERAGE DAILY ACCUMULATION VALUE OF
EACH SUBACCOUNT, BUT  NOT THE FIXED ACCOUNT
LOAN RATE                      4.00 %, 3.00% ON PREFERRED LOANS
MAXIMUM LOAN AMOUNT
   FIRST 3 POLICY YEARS -      75% OF SURRENDER VALUE
   THEREAFTER -               90% OF SURRENDER VALUE
PREMIUM ALLOCATION:
SUBACOUNTS
EQUITY INCOME        10%
INDEX 500            10%
SMALL CAP/ MID CAP   20%
BALANCED             20%
AN GROWTH            20%
AN MONEY MARKET      20%

IT IS POSSIBLE THAT COVERAGE WILL EXPIRE IF SUBSEQUENT PREMIUMS ARE NOT PAID FOLLOWING PAYMENT OF THE INITIAL PREMIUM OR IF THE
SURRENDER VALUE IS INSUFFICIENT TO CONTINUE COVERAGE TO SUCH DATE. THE MAXIMUM COST OF INSURANCE RATE IS BASED ON 1980 CSO MALE NON-
SMOKER  MORTALITY TABLE.

 DATA PAGE CONTINUED FOR POLICY NUMBER            WQVUL001

INSURED            JOHN DOE


MONTHLY GUARANTEED MAXIMUM COST OF INSURANCE RATES PER $1,000

ATTAINED AGE   WQVUL        ATTAINED AGE       WQVUL

35            0.14430            66             2.07950
36            0.15182            67             2.29727
37            0.16184            68             2.53460
38            0.17269            69             2.79858
39            0.18439            70             3.09817
40            0.19859            71             3.44160
41            0.21363            72             3.83999
42            0.22951            73             4.29328
43            0.24706            74             4.79446
44            0.26629            75             5.33374
45            0.28804            76             5.90738
46            0.31146            77             6.51160
47            0.33657            78             7.15073
48            0.36419            79             7.84590
49            0.39434            80             8.62093
50            0.42869            81             9.49889
51            0.46809            82            10.50135
52            0.51338            83            11.62821
53            0.56541            84            12.86210
54            0.62335            85            14.17886
55            0.68807            86            15.56507
56            0.75873            87            17.00226
57            0.83367            88            18.48643
58            0.91711            89            20.04132
59            1.01078            90            21.69370
60            1.11555            91            23.48856
61            1.23231            92            25.50429
62            1.36707            93            27.96193
63            1.51991            94            31.38385
64            1.69009
65            1.87686


TABLE OF SURRENDER CHARGES FOR EACH POLICY YEAR

POLICY       SURRENDER       POLICY      SURRENDER
YEAR         CHARGE          YEAR         CHARGE

1           $1219.50         8            $853.50
2            1219.50         9             731.50
3            1219.50         10            610.00
4            1219.50         11            488.00
5            1219.50         12            366.00
6            1122.50         13            244.00
7             975.50         14            122.00
                             15             61.00
                         THEREAFTER            0

THE SURRENDER CHARGES SHOWN WILL ONLY APPLY TO THE POLICY AS ISSUED. AT THE TIME OF AN INCREASE, THE INCREASE WILL HAVE ITS OWN SURRENDER CHARGES WHICH WILL BE DIFFERENT THAN THE SURRENDER CHARGES SHOWN BUT WHICH WILL APPLY FOR 15 YEARS FROM THE EFFECTIVE DATE OF THE INCREASE.


DEFINITION OF TERMS


ACCUMULATION VALUE-the total amount that the Policy provides for investment at any time. The value of the Policy as defined in the Accumulation Value provision.

APPLICANT-the person whose   signature is shown as such in the
Application.

APPLICATION-the Application for the Policy and any Application for an increase in the Specified Amount or the addition of a rider.

ATTAINED AGE-the age   at issue as shown on the Data   Page plus the
number of complete  Policy Years that the  Policy has been in force.

BENEFICIARY-the Beneficiary  is designated in the  Application.  If
changed, the Beneficiary   is as shown in the latest  change filed
and recorded  with Us.  The Beneficiary is named to   receive the
Death Benefit in the event of the Insured's  death.

COST OF INSURANCE-that   portion of the Monthly   Deduction required
to pay for the   Policy's insurance coverage,  other than that
provided   by any riders.

DATA PAGE - the pages  of the Policy so entitled.

DATE OF ISSUE- the Date  of Issue set forth in the   Policy and any
riders thereto that is used  to determine anniversary  dates, Policy
Years and   Monthly Deduction Dates.

DEATH BENEFIT- the amount   of insurance coverage   provided under
the selected  Death  Benefit option of the Policy.

GUARANTEED COVERAGE PREMIUM the premium shown on the Data Page which, if paid in advance as required, will cause Us to keep the Policy in force so long as other Policy provisions are met, even if the Surrender Value is zero or less. The guaranteed coverage period is stated on the Data Page.

HOME OFFICE- means American National Insurance Company, One Moody Plaza, Galveston, Texas.

INSURED- the person  named as such on the Data Page and  upon whose
life the Policy is   issued.

LAPSE- this Policy will Lapse when the Surrender Value is not sufficient to provide for a Monthly Deduction, or Policy Debt exceeds Accumulation Value less any surrender charge, and a grace
period expires without sufficient   payment,  except that the Policy
will   not lapse if the requirements of the guaranteed coverage
benefit provision have been met. Coverage will terminate in accordance with the grace period provision of this Policy.

MONTHLY DEDUCTION- the sum of the Cost of Insurance charge, plus the applicable charge for any riders, the monthly fee and the monthly expense fee as specified on the Data Page.

MONTHLY DEDUCTION DATE-the  same date in each   succeeding month as
the Date of Issue except that whenever the Monthly Deduction falls on a date other than a Valuation Date, the Monthly Deduction Date will be deemed the next Valuation Date. This is the date the Monthly Deduction is taken from the Accumulation Value. The Date of Issue is the first Monthly Deduction Date.

OWNER-the Owner of the Policy, as designated in the Application or as subsequently changed. If a Policy has been absolutely
assigned, the  assignee is the Owner.  A   collateral assignee is
not the Owner.

PAYEE-the person to whom any of the proceeds of the Policy and any riders is payable.

PLANNED PERIODIC PREMIUM-   a scheduled  premium of a  level amount
at a fixed interval as selected by You. You are not required to follow this schedule and following this schedule does not necessarily ensure the Policy will remain in force unless the requirements of the guaranteed coverage benefit provision are met.

POLICY-this life  insurance contract.

POLICY DEBT-the sum   of all unpaid loans and accrued  interest
thereon.

POLICY YEAR-the period   from one anniversary date until  the next
anniversary date.

PREMIUM PAYER-the person  responsible for the payment  of premiums.

SATISFACTORY PROOF OF INSURED'S  DEATH-means all of the  following
must be   submitted:  (1) a certified copy of the death
certificate; (2) a claimant statement; (3) the Policy; and (4) any other information We may reasonably require to establish the
validity   of the claim.

SPECIFIED AMOUNT-the minimum Death Benefit under the Policy until the Insured reaches Attained Age of 100. The Specified Amount is an amount You select in accordance with the Policy requirements.

SURRENDER VALUE-the Accumulation Value less any Policy Debt and surrender charge.

YOU, YOUR -means the  Owner of the Policy.

WE, US, OUR-means  American National Insurance Company.

WRITTEN REQUEST-means a request in writing in a form satisfactory to Us and filed at Our Home Office.


NONPARTICIPATING POLICY

The Policy is nonparticipating and does not share in Our profits or surplus.

DEATH BENEFIT

DEATH BENEFIT-The Death Benefit of the Policy is the amount provided by the Death Benefit option in effect when the Insured dies. The Policy must be in full force on the date of death; otherwise, there is no Death Benefit. Adjustment in the Death Benefit will be made as provided in the following paragraphs. The Death Benefit option elected in the Application is shown on the Data Page.

If the Death Benefit qualification  test shown on the   Data Page is
guideline premium, the Death   Benefit prior to the anniversary date
following the  insured's 100th birthday is as follows:

OPTION A is the greater of the following: (1) the  Specified Amount
on the date of death; or (2)   the Accumulation Value at the end of
the valuation  period that includes the date of death  multiplied by
a corridor percentage from the table on   page 5.

OPTION B is the greater of the following: (1) the Specified Amount on the date of death plus the Accumulation Value at the end of the valuation period that includes the date of death; or (2) the Accumulation Value at the end of the valuation period that includes the date of death multiplied by a corridor percentage from the
table on   page 5.

If the Death Benefit qualification test shown on the  Data Page is
cash value accumulations   test, the Death Benefit prior to the
anniversary date   following the insured's 100th birthday is as
follows:

OPTION A is the greater of: (1) the Specified Amount on   the date
of death; or (2) the minimum   Death Benefit, on the date of death,
necessary to comply  with IRC Section 7702(b).

OPTION B is the greater of: (1) the Specified Amount on   the date
of death plus the  Accumulation Value at the end of the valuation
period   that includes the date of death; or (2)  the minimum Death
Benefit, on the date of death,  necessary to comply with IRC Section
7702(b).

If the guarantee coverage period shown on the Data Page   is
lifetime, and the guarantee  coverage benefit requirements have been
met since the   date of issue, the Death Benefit on  and after the
anniversary date following the Insured's 100th birthday is the greater of the Specified Amount or 110% of the Accumulation Value
on   the date of death.

4


Otherwise the Death Benefit on or after the anniversary date following the insured's 100th birthday is 110% of the Accumulation Value.

MONTHLY DEDUCTION DUE AT DEATH-If the Insured should die during the grace period, We will deduct from any Death Benefit an amount to cover Monthly Deductions to the end of the month of death.

POLICY DEBT ADJUSTMENT-We will   deduct any Policy Debt  from any
Death Benefit.

MISSTATEMENT OF AGE OR SEX-If the  Insured's age or sex   has been
stated incorrectly, the Death Benefit will be that which could have been purchased by the most recent Cost of Insurance charge at the correct age and sex.

SUICIDE-If the Insured should die  by suicide, while   sane or
insane, within 2 years from the Date of Issue, the Death Benefit will be limited to the premiums paid less any partial surrenders and Policy Debt. If the Insured should die by suicide, while sane
or  insane, within   2 years from the effective date of any increase
in  Specified Amount, the Death Benefit for the  increase will be
limited to the Cost of Insurance   associated with the increase.
The provisions   of this paragraph shall apply to a reinstatement
for 2  years from the effective date of such   reinstatement to the
extent that We shall be liable only for the return of Cost of Insurance and expenses, if any, paid on or after the reinstatement.

DEATH BENEFIT PROCEEDS-The proceeds payable to the Beneficiary upon receipt by Us of Satisfactory Proof of Death of the Insured while the Policy is in force equal to:

(1) the Death Benefit; plus
(2) any additional life insurance proceeds provided by any riders;
minus
(3) any Policy Debt; minus
(4) any unpaid Monthly Deduction that may apply during a grace period.


PAYMENT OF THE DEATH BENEFIT-The Death Benefit proceeds may be paid in one sum or under the settlement options of the Policy.



TABLE OF CORRIDOR PERCENTAGES
 FOR THE GUIDELINE PREMIUM DEATH BENEFIT QUALIFICATION TEST

INSURED'S AGE               INSURED'S AGE
BEGINNING OF    CORRIDOR    BEGINNING OF        CORRIDOR
POLICY YEAR        %        POLICY YEAR           %

0-40              250                61          128
41                243                62          126
42                236                63          124
43                229                64          122
44                222                65          120
45                215                66          119
46                209                67          118
47                203                68          117
48                197                69          116
49                191                70          115
50                185                71          113
51                178                72          111
52                171                73          109
53                164                74          107
54                157              75-90         105
55                150                91          104
56                146                92          103
57                142                93          102
58                138                94          101
59                134       95 and thereafter    101
60                130


POLICY CHANGE OPTIONS

You may make Written Request for any of the   following   changes in
the Policy. The Policy must accompany the change request. The requested change will require Our consent.

ELECTIVE INCREASE IN SPECIFIED AMOUNT-You  must submit  a new
Application to increase the Specified Amount. Except as provided in the automatic increase benefit rider, if any, We also require
evidence satisfactory to Us that   the Insured is insurable under
Our  current rules and practices.


5



The minimum amount of  increase in  Specified Amount is  $5,000.  An
increase in Specified   Amount may not be made if the Insured's
Attained Age is  over 85. The increase will become   effective on
the Monthly Deduction Date that coincides with or next follows the date We approve the increase. An endorsement will show the effective date for the increase.

If the increase is made during the guaranteed coverage period a new Guaranteed Coverage Premium will be shown. An increase in Specified Amount does not start a new guaranteed coverage benefit period. You may cancel this increase by following the Right to Cancel provision as stated on the front of the Policy. Depending on the Accumulation Value at the time of an increase and the amount of increase You request, We reserve the right to require an additional premium payment.

DECREASE IN SPECIFIED AMOUNT-A decrease in the Specified Amount is allowed any time prior to age 99. A decrease in the Specified Amount will be effective on the Monthly Deduction Date that coincides with or next follows the date We receive Your written
request.   The minimum amount of decrease in Specified Amount is
$5,000. The Specified Amount remaining in force after a decrease may not be less than $100,000.

If following the decrease in Specified Amount, the Policy would not comply with the maximum premium limitations required by federal tax law, the decrease may be limited or Accumulation Value may be
returned to You at Your election, to the   extent necessary to meet
these requirements. A decrease in the Specified Amount will reduce the Specified Amount in the following order:

(1)the Specified Amount provided  by the most recent  increase;
(2)the next most recent increases  successively; and
(3)the initial Specified Amount.

If there is a decrease in Specified Amount that reduces an elective increase, We will deduct a surrender charge from the Accumulation Value. Such deduction will be the sum of surrender
charges computed separately for each reduction in   Specified Amount
as required in (1) - (3)   above.  The surrender charge for each
reduction is a pro rata portion of any surrender charge applicable to a full surrender of the related increase or initial Specified Amount. This portion will be based on the percentage reduction in
the related  increase or initial Specified Amount.   The surrender
charges applicable to each increase or the  initial Specified Amount
remaining in   force will be reduced on a pro rata basis.  A
decrease in Specified Amount will take effect on the Monthly Deduction Date which coincides with or next follows the date We receive the Written Request from You.

CHANGE IN DEATH BENEFIT OPTION-The   Death Benefit   option in
effect may be changed at any time by sending a Written Request to Us. The effective date of such a change will be the Monthly Deduction Date on or following the date the Written Request is received by Us. If the guarantee coverage period is lifetime, a change in the Death Benefit option terminates the guarantee coverage benefit provision. If the Death Benefit option is changed from option A to option B, the Specified Amount after the change
will  equal the Specified Amount before the   change minus the
Accumulation Value on the effective  date of the change.  If the
Death   Benefit option is changed from option B to option A, the
Specified Amount under option A after   the change will equal the
Death Benefit under option B  on the effective date of change.

A change in Death Benefit option will  not be allowed if   the
Specified Amount remaining in force after the change is less than $100,000. A change in Death Benefit option will not result in an immediate change in the Accumulation Value. An increase in Specified Amount due to a Death Benefit option change will result in certain increases in the Monthly Deduction and the Guaranteed Coverage Premium. A change in the Death Benefit option may affect surrender charges since these charges are assessed based on a rate per $1,000 of Specified Amount.

PREMIUMS

PREMIUM PAYMENTS-The initial premium  shown on the Data   Page is
due on the Date of  Issue, and must be paid in order to put the
Policy in   force. You may choose the amount and  frequency of any
additional premium payments, subject to the limits described below. All premiums are payable in advance. Subsequent payments must be made at Our Home Office. If You stop paying premiums, the Policy
will continue in  force subject to the grace period   provision.


6


If the Death Benefit qualification test shown on the Data Page is guideline premium, and the total premiums paid on this Policy
should exceed the  limitations of the Internal Revenue Code,   We
will return the excess premiums to You within the time permitted by law. Premium payments which result in an increase in the net amount
at risk under the Policy will require   evidence of insurability.

PLANNED PERIODIC PREMIUMS-Your Planned   Periodic  Premium and the
payment  interval You have selected are shown on the Data Page.  You
may change the amount and   frequency, but We have the right to
limit the amount of the Planned Periodic Premium. The Planned Periodic Premium schedule must include the Guaranteed Coverage Premium. Premium payments will not be accepted after the anniversary date following the Insured's 100th birthday.

UNSCHEDULED PREMIUMS-You may make unscheduled premium payments at any time while the Policy is in force, but We have the right to limit the amount of any unscheduled premium payments.

GUARANTEED COVERAGE BENEFIT-The Policy can not terminate for the guaranteed coverage period as stated on the Data Page after the Date of Issue if on each Monthly Deduction Date within that
guaranteed coverage period   the sum of premiums paid within that
period equals or   exceeds:

(1) the sum of the Guaranteed Coverage Premium for each month from the start of the period, including the current month, plus;
(2) any partial surrenders and any increase in Policy Debt amount since the start of the guaranteed coverage period.

The Guaranteed Coverage Premium   payment must be paid to  keep the
Policy in force, even if   the Surrender Value is zero or less. The
Guaranteed Coverage Premium will be increased if a rider is added or increased during the period. If the Specified Amount is increased during the period, a new Guaranteed Coverage Premium will
be   calculated. Increases in Specified  Amount or rider changes
made after the guaranteed   coverage benefit has terminated will not
have a Guaranteed Coverage Premium.

ALLOCATION OF PREMIUMS-Premium payments will be allocated between the subaccounts and fixed account as shown on the Data Page. You may change the allocation for premium payments by sending Us a Written Request to do so. We will initially allocate any premium received on or before the Date of Issue or within fifteen days after the Date of Issue to a money market subaccount, as of the Date of Issue, for fifteen days. Upon expiration of this period, if the Policy is not canceled, the Accumulation Value in the money market subaccount will be automatically transferred to the other subaccounts in accordance with Your premium allocation percentages for the subaccounts or the fixed account as the case may be.

GRACE PERIOD-A grace period is   granted for the payment  of a
premium sufficient to cover the Monthly Deduction if the Surrender Value is insufficient or the excess of Policy Debt over Accumulation Value less any surrender charge, unless during the guaranteed coverage period as stated on the Data Page the requirements of the guaranteed coverage benefit provision have been
met.  The   grace period begins on the date the Surrender Value is
insufficient to cover the Monthly   Deduction or the date Policy
Debt exceeds Accumulation Value less any surrender charge. We will mail notice to Your last known address of the grace period and of the required premium payment to You and to any assignee on record at Our Home Office. The grace period will end 61 days after the notice is mailed. Failure to pay the required premium within the
grace period will cause the Policy to   terminate.  However, a
termination will not occur if the Policy is being continued under the guaranteed coverage benefit provision. If the Insured dies
during the grace period, any   overdue Monthly Deductions and Policy
Debt will be  deducted from the Death Benefit  proceeds.

TERMINATION OF COVERAGE-The Policy   coverage will   terminate on
the first to occur of:

(1) the Insured's death;
(2) expiration of the grace period; or
(3) Written Request for surrender and submission of the Policy for the Surrender Value.



7




REINSTATEMENT-A policy may be reinstated any time within five years after the date coverage is terminated. A Policy can not be reinstated if it was surrendered. At the time of the reinstatement request, all these conditions must be met:

(1) You must provide Us any facts  We need to satisfy Us   that the
Insured and any person  covered by rider are then insurable for the
Policy;
(2) You must pay a minimum premium  sufficient to pay the   Monthly
Deduction for three  months after the date of reinstatement;
(3) any Policy Debt must be restored   or paid back with   compound
interest;
(4) You must pay all of the Monthly Deductions that were not collected during the grace period; and
(5) the surrender charge schedule will  be restored as of   the
original Date of Issue and for any increase in Specified Amount as of the date of increase.

The interest rate for reinstatement of Policy  Debt will   be 6% per
year. If the Policy Debt with interest would exceed the Surrender Value of the reinstated Policy, the excess must be paid before reinstatement.

POLICY ACCOUNTS

AMERICAN NATIONAL FIXED ACCOUNT-You may  elect to  allocate all or a
part of   premiums paid or transfer all or a part of the
Accumulation Value under the Policy to the fixed  account. Such
amounts allocated or transferred become   part of the general
account, which consists of all assets owned by Us other than those in Our separate accounts. Subject to applicable law, We have sole discretion over the investment of the assets of the fixed account and You do not share in the investment experience of those assets. Instead, We guarantee that the part of the Accumulation Value in the fixed account will accrue interest daily at an annual interest rate that We will declare periodically. The declared rate will not be less than 3% per year, compounded daily.

AMERICAN NATIONAL VARIABLE LIFE SEPARATE  ACCOUNT-The  variable
benefits   under this Policy are provided through investments in
the American National Variable Life Separate Account. We established the American National Variable Life Separate Account
as  a separate investment account to support variable   universal
life  insurance contracts.

We own the assets of the American National  Variable Life   Separate
Account. Assets equal to   the reserves and other liabilities of the
American National Variable Life Separate Account will not be charged with liabilities that arise from any other business We conduct. We may transfer to Our general account any assets that
exceed the   reserves and other liabilities of the   American
National Variable Life Separate Account.   American National
Variable Life Separate Account is registered with the Securities and Exchange Commission as a unit investment trust under the
Investment Company Act of 1940. It is   also subject to the laws of
the State of  Texas.

SUBACCOUNTS-The American National Variable Life Separate Account has multiple subaccounts. Each subaccount will invest exclusively in shares of the corresponding portfolios of the available funds. Each subaccount represents a separate investment portfolio of a fund. Only the elected subaccounts of the American National Variable Life Separate Account are shown on the Data Page.

You will share only in the income, gains  and losses of   the
particular subaccounts to which premium payments have been allocated or Accumulation Value has been transferred. We will value the assets of each subaccount of the American National Variable Life Separate Account at the end of each valuation period.
A valuation period  is the period commencing at the close   of
regular trading on the  New York Stock Exchange on   one valuation
date and ending at the close of regular trading on the New York Stock Exchange on the next succeeding valuation date. A valuation date is each day on which the New York Stock Exchange and American National are open for trading.

TRANSFER-At any time that this Policy is in effect, You may transfer all or a portion of the amounts from one subaccount to another subaccount, or to the fixed account. The minimum amount that may be transferred is $250 or the balance in the Subaccount,
if less. You  may   make 12 transfers each Policy Year without
charge. The  charge for each additional transfer  during the Policy
Year is $10.


8



Transfers from the fixed account to the subaccounts are permitted only once each Policy Year and only during the thirty day period beginning on the anniversary date. This transfer is without charge. The maximum amount that may be transferred out of the
fixed account each year is   the greater of: (a) 25% of the amount
in the fixed  account, or (b) $1,000. Such transfer   requests
received prior to the anniversary date will be effected at the end of the valuation period during which the anniversary date occurs. Transfer requests received within the thirty day period beginning on the anniversary date will be effected as of the end of the valuation period in which a proper transfer request is received by Us.

ADDITION, DELETION, OR SUBSTITUTION   OF INVESTMENT-We   have the
right, subject  to applicable law, to make additions to, deletions
from,  or substitutions  for the shares that are   held by the
American National  Variable Life Separate   Account or that the
American National   Variable Life Separate Account may purchase. We
reserve  the right to redeem the shares of   any of the series of
the funds and to substitute shares of another series of a fund or of another open-end management investment company if the shares of the series are no longer available for investment or if, in Our judgment, further investment in the series should become
inappropriate in view of the purposes of the American   National
Variable Life Separate  Account.

We will not substitute any shares attributable to Your interest in a subaccount of the American National Variable Life Separate Account without notice to You and prior approval of the Securities
and Exchange Commission, to the extent   required by the Investment
Company Act of 1940. We have the right to establish additional subaccounts of the American National Variable Life Separate Account, each of which would invest only in a new and corresponding series of the funds or in shares of another open-end management investment company. We also have the right to eliminate existing subaccounts of the American National Variable Life Separate Account. In the event of any substitution or change, We may, by appropriate endorsement, make such changes in the Policy as may be necessary or appropriate.'

We also have the right, where permitted by law:

(1) to operate the American National   Variable Life   Separate
Account as a management  company under the Investment Company Act of
1940;
(2) to de-register the American National   Variable Life   Separate
Account under the Act if   registration is no longer required; and
to combine the American National Variable Life Separate Account with other separate accounts.

ACCUMULATION VALUE

ACCUMULATION VALUE-The Accumulation Value  is the sum  of (1), (2),
and (3) less the   sum of (4) and (5) where:

(1) the values attributable to the  Policy in the   subaccounts of
the American National Variable   Life Separate Account, which will
reflect the investment  performance of the chosen   subaccounts;
plus
(2) the Accumulation Value held in the general account as security for loans and in the fixed account that includes interest paid; plus
(3) any premium to be processed  on that valuation date;  less
(4) any partial surrenders plus applicable charges, to be processed on that valuation date; less
(5) any Monthly Deduction to be  processed on that   valuation date.

The entire investment risk of the  American National   Variable Life
Separate Account is borne by You. We do not guarantee minimum Accumulation Value. On the Date of Issue or, if later, the date the first premium is received, the Accumulation Value is the
premium less the Monthly   Deduction for the first policy month.
All values equal or exceed those required by law. Detailed explanations of methods of calculations are on file with appropriate regulatory authorities.

SEPARATE ACCOUNT ACCUMULATION VALUE-The  Accumulation  Value
attributable to   the Policy in the subaccounts of the American
National Variable Life Separate Account will vary daily with the performance of the subaccounts in which You have an Accumulation
Value,   any premiums paid, transfers, partial surrenders, and
charges assessed. There is no guaranteed minimum Surrender Value on the separate account Accumulation Values.


9





On each valuation date, the Accumulation Value in a subaccount is the aggregate of the values attributable to the Policy in each of
the  subaccounts on the valuation date, determined   for each
subaccount by multiplying the subaccount's unit   value by the
number of units  allocated to the Policy.  In computing the
Accumulation  Value, the number of subaccount units   allocated to
the Policy is determined after any transfers among subaccounts, or to the fixed account (and deduction of transfer charges), but before any other Policy transactions, such as receipt of premiums and partial surrenders, on the valuation date. Because the
Accumulation   Value is dependent upon a number of variables,
including  the investment performance of the   chosen subaccounts,
the frequency and amount of premium  payments, transfers, partial
surrenders, loans, and charges assessed in connection   with the
Policy, the Accumulation   Value cannot be predetermined.

THE UNIT VALUE-The unit value of each subaccount reflects the investment performance of that subaccount. The unit value of each subaccount shall be calculated by multiplying the per share net asset value of the corresponding portfolio on the valuation date times the number of shares held by the subaccount, after the purchase or redemption of any shares on that date; minus the daily asset charge as stated on the Data Page; and dividing the result by the total number of units held in the subaccount on the valuation date, after any transfers among subaccounts, or the fixed account (and deduction of transfer charges), but before any other Policy transactions.

FIXED ACCOUNT ACCUMULATION VALUE-  The fixed account   Accumulation
Value on any   Monthly Deduction Date shall be the sum of (1), (2),
(3), and (4), less the sum of (5) and (6),  where:

(1) is the fixed account Accumulation Value on the immediately preceding Monthly Deduction Date;
(2) is one month interest on (1);
(3) are all premiums received and  allocated to the fixed  account
and any value transferred   into the fixed account prior to the
current date but  since the immediately preceding  Monthly Deduction
Date;
(4) is interest accumulated on (3) from the date of receipt of the premium allocated to the fixed account or the date any value was transferred into the fixed account to the Monthly Deduction Date;
(5) is the sum of any partial surrenders   from the  fixed  account
prior to the current date but   since the immediately preceding
Monthly Deduction Date, and applicable surrender charges plus accumulated interest on such surrenders and charges; and is any value transferred out of the fixed account since the immediately preceding Monthly Deduction Date plus accumulated interest on such transfers.

The fixed account Accumulation Value on   any date other  than a
Monthly Deduction Date, hereinafter referred to as the valuation date, shall be the sum of (1), (2), (3), and (4), less (5) and
(6), where:

(1) is the fixed account Accumulation Value on the Monthly Deduction Date immediately preceding the valuation date;
(2) is interest on (1) accumulated to  the valuation   date;
(3) are all premiums received and allocated into the fixed account and any value transferred to the fixed account prior to the current
date but since  the immediately preceding Monthly   Deduction Date;
(4) is interest on (3) from the date   of receipt of the   premiums
allocated to the fixed account or  the date any value was
transferred into the fixed   account to the valuation date;
(5) is the sum of any partial surrenders   from the fixed  account,
which occurred prior to the  current date but since the Monthly
Deduction Date   immediately preceding the valuation  date, and
applicable surrender charges plus accumulated interest on such surrenders and charges; and
(6) is any value transferred out of  the fixed account   since the
immediately preceding Monthly Deduction Date plus accumulated interest on such transfers.'

The guaranteed interest rate applied in the   calculation  of the
fixed account Accumulation   Value and Accumulation Value held in
the general account as security for loans is 3% per year, compounded daily. Fixed account Accumulation Values may earn interest at a higher rate.

MONTHLY DEDUCTION-The Monthly Deduction  is the sum of   the Cost of
Insurance for the   Policy plus the cost of any riders plus the
monthly  fee plus the monthly expense fee.   The Monthly Deduction
on or after the anniversary date following the insured's 100th birthday is zero.


10



We will allocate the Monthly Deduction among the  subaccounts and the fixed account in the  same proportion as the Accumulation Value
in each   subaccount and the fixed account bears  to the total on
that date.

COST OF INSURANCE-The monthly Cost of Insurance is equal to the net amount of risk multiplied by the Cost of Insurance rate. The
net amount  of risk equals the Death Benefit less   the Accumulation
Value at the beginning of the month.   The Cost of Insurance is
based on the   Insured's sex, Attained Age, risk class and Specified
Amount. Any change in the Cost of   Insurance rates will be made on
a uniform basis for  Insureds of the same age, sex, risk class   and
Specified Amount. The monthly guaranteed maximum rates for the initial Specified Amount of this Policy are shown on the Data Page. Guaranteed maximum cost of insurance rates for issue or increase
ages 15 and above are   calculated based on the 1980  Commissioners
Standard Ordinary (CSO) Smoker or Nonsmoker Mortality Tables (Age Last Birthday). For issue or increase ages 0 - 14, the 1980 CSO
Mortality Table (Age Last   Birthday) was used through Attained Age
14 and 1980 CSO Nonsmoker Mortality Table (Age Last Birthday) for Attained Ages 15 and above.


CONTINUATION OF INSURANCE-Insurance coverage under this Policy and any benefits provided by rider will be continued until the Surrender Value will not cover the Monthly Deduction or Policy
Debt exceeds Accumulation Value less any surrender charge as provided in the grace period provision, unless, the requirements of the guaranteed coverage benefit provision are met.

SURRENDER VALUE-The Surrender Value is  the  Accumulation Value on
the date of   surrender less any surrender charge and any Policy
Debt.

SURRENDER CHARGE-The surrender charge is a charge against the Accumulation Value. Surrender charges are calculated separately for
the  initial Specified Amount and for each   elective increase in
the Specified Amount. The surrender charge is applicable for the first fifteen Policy Years after the Date of Issue and fifteen years after the effective date of each elective increase.
Thereafter, there is no surrender   charge.  The surrender charge is
assessed based on a rate per $1,000 of initial or   increase in
Specified Amount. The surrender charge for the initial Specified Amount is shown on the Data Page.

A surrender charge may be assessed upon decreases   in Specified
Amount, including Death Benefit option changes that result in a decrease in Specified Amount. The surrender charge will not exceed the maximum amount permitted under applicable law.

SURRENDER OPTION

FULL SURRENDER-If the Policy is being fully surrendered, the actual Policy must be returned to Us along with a Written Request. The
Policy  will cease to be in force when We   receive it with Your
Written Request for full surrender.  The amount available for
surrender is   the Surrender Value at the end of the valuation
period  during which the surrender request is   received at Our Home
Office.

In most cases We will pay the Surrender Value to You within seven days after We receive Your Written Request. We reserve the right to defer the payment of any Surrender Value for up to six months that does not depend on the investment performance of the separate account.

PARTIAL SURRENDER-You may make Written Request for partial surrender of any amount less than the Surrender Value minus an
amount sufficient  to cover Monthly Deductions for 3   months.  The
minimum amount of any partial surrender is $100. The Accumulation Value will be reduced by the sum of the amount of partial surrender, a $25 fee for each partial surrender, and if Death
Benefit option A is in effect, a partial   surrender charge.

This amount will be deducted from the   Accumulation Value, and
values in connection therewith determined, at the end of the valuation period during which the request is received. Unless You request otherwise, We will allocate partial surrenders to the fixed account and subaccounts in proportion to the Accumulation Value in
the fixed account and in each   subaccount prior to the  partial
surrender.



11




A partial surrender will reduce both the Death  Benefit and the
Accumulation Value by the   amount of the Accumulation Value
reduction. The reduction will first reduce any past increases and the initial Specified Amount in the reverse order in which they
occurred. If the Specified   Amount remaining in force after the
reduction would be less than the minimum shown in the decrease in Specified Amount provision, found on page 6, the partial surrender
will not be   permitted.  If Death Benefit option A is in effect,
the  Specified Amount will be reduced and a  partial surrender
charge assessed consistent with the   method for a decrease in
Specified  Amount.

In most cases, We will pay the partial surrender  amount to You within seven days after We  receive Your Written Request.  We reserve the right to defer the payment of any Surrender Value for up to six months that does not depend on the investment performance
of the   separate account.

LOAN -You may request a loan at any time while Your Policy is in force. The maximum amount You may borrow is the maximum loan amount
set  forth on the Data Page. Preferred   loans are available on the
Surrender Value in excess of premiums paid. Determination of whether a loan is preferred occurs each time the amount of Policy Debt changes.

The minimum amount You may borrow is $100   provided that amount is
available for loan. The Policy is the sole security for the loan. Loan interest is due on each anniversary date or when the loan is paid back if that occurs first. In most cases, We will pay the
loan amount to You   within seven days after We receive Your request
for the loan in Our Home Office. We reserve the right to defer the payment of any loan for up to six months that does not depend on the investment performance of the separate account.

When a loan is made, Accumulation Value in each  subaccount and the
fixed account equal to   the portion allocated to the subaccount and
the fixed   account will be transferred into the  general account.
Unless You request otherwise, the Accumulation Value transferred out will be deducted from the fixed account and subaccounts in proportion to the Accumulation Value in the fixed account and in each subaccount prior to the loan. The value held in the general
account   to secure loans will earn interest at an annual rate of
3.0% credited on the anniversary date.

This interest will be allocated to the subaccounts and the fixed account in the same proportion that premiums are being allocated to those subaccounts and the fixed account at that time. When a Policy Debt repayment is made, Accumulation Value in the general account equal to the loan repayment will be transferred to the fixed account and subaccounts. Such transfer will be allocated
among the subaccounts and the fixed   account using the same
percentages used to allocate premiums at the time of repayment. Each repayment may not be less than $10 or the full amount of the Policy Debt, if less.

Interest on loans is charged at an annual rate of   4%, 3% on
preferred loans. Interest not paid when due is added to the amount of the loan and will bear interest at the same rate.

When interest is not paid when due, Accumulation Value will be transferred from the subaccounts and the fixed account to the
general account  to secure indebtedness.  This   deduction will be
allocated among the subaccounts and   the fixed account as described
above for the funding of loans. Whenever the Policy Debt exceeds the Accumulation Value less any surrender charge, the grace period provision will apply.

DEFERMENT OF PAYMENTS AND EMERGENCY  PROCEDURE-We may suspend or
delay all procedures which require valuation of a   subaccount if
the New York Stock Exchange   is closed (except for holidays or
weekends) or trading is restricted due to an existing emergency as defined by the Securities and Exchange Commission so that We cannot value the subaccounts. Any provision of this Policy that specifies
a valuation date will be superseded   by this emergency procedure.



12


OWNERSHIP - While this Policy is in force You may  exercise  the
rights of ownership. If You are a   minor, first the Applicant, then
the Beneficiary, if  living and legally competent, may exercise all
rights of owners. If You die while the Insured is   living,
ownership will pass to the contingent   owner, if named. If there is
no contingent owner,   ownership passes to Your estate.  All rights
of the Owner, the contingent owner, the Applicant and   the
Beneficiary are subject to the rights   of:

(1) any assignee of record; and
(2) any irrevocable Beneficiary.

BENEFICIARY INFORMATION

BENEFICIARY INTEREST-Beneficiaries will be designated as first, second, third, and so on. A Beneficiary or class of Beneficiaries will receive the death benefit in that order. All relationships
are in reference to the Insured. Unless   stated in the application
or  changed by endorsement or Written   Request:

(1) two or more class members will share the   Death   Benefit
equally;
(2) surviving class members will share equally  the Death   Benefit
to which a deceased or disqualified class members would have been entitled; or
(3) if no Beneficiary survives the Insured, or qualifies, the Death Benefit will be paid to the Insured's estate.

A Beneficiary will not share in the Death Benefit if  the
Beneficiary dies within 6 days after the  Insured's death.   A
Beneficiary will not share in the Death Benefit if We have not received proof of the Insured's death.

If the Beneficiary is not a natural person, the   Beneficiary must
still exist at the time of the Insured death. All Beneficiaries' interests are subject to any assignment on record at Our Home
Office.

CHANGE OF BENEFICIARY-You may change a Beneficiary by a Written Request. The change will not take effect until it is recorded at
Our  Home Office. However, once such a   change is recorded, the
change will take effect as of   the date the request was signed,
whether or not the Insured is living on the date the change is recorded, subject to any payment made or other action taken by Us before such recording. The change is subject to:

(1) the rights of an assignee of record; and
(2) the rights of an irrevocable Beneficiary.

GENERAL PROVISIONS

CONTRACT AND REPRESENTATIONS-The Policy, any  endorsements, any
riders, any   Applications, if attached at the Date of Issue, or the
effective date of any increase, form the entire contract. All statements in any Application, in the absence of fraud, will be deemed representations and not warranties. No statement will be used to void the Policy or in defense of a claim under it unless:

(1) it is contained in a written Application; and
(2) copy of the Application is attached to the  Policy at   the Date
of Issue or at the time that an  increase occurs.

EFFECTIVE DATE-The Policy takes effect on the Date of Issue shown on the Data Page upon:

(1) payment of the initial premium, as shown on  the Data  Page; and
(2) Policy delivery during the Insured's  lifetime and  good health.



13




Any Increase in Specified Amount, addition of a rider, or reinstatement of coverage will take effect on the Monthly Deduction Date that coincides with or next follows the date We approve an Application for such change or for reinstatement of this Policy.
Policy Years, anniversaries,   and months are measured from the Date
of Issue.

INCONTESTABILITY-This Policy will be  incontestable   after it has
been in force during the   Insured's  lifetime for 2 years from the
Date of Issue except for nonpayment of premium and except as to any provision or condition relating to disability benefits, additional benefits for accidental death or fraud. Any increase in
coverage,   addition of a rider after the  Date of  Issue, or any
reinstatement shall be incontestable,  after it has been in force
during the   Insured's lifetime for 2 years after the effective date
of such increase in coverage, addition of a rider, or reinstatement, except as to any provision relating to disability benefits, additional benefits for accidental death, or fraud. The
basis of   contest by Us shall be the answers stated   in the
relevant Applications for such Policy event.

MODIFICATIONS-We reserve the right to modify the provisions of this Policy to comply with applicable law. Any modification of this Policy must be in writing and signed by the president or a vice president of Our Company. We do not authorize Our agents to modify, waive, or extend any of the conditions of this Policy.


ANNUAL REPORT-We will send You and any   assignee of  record a
report at least once a  year. This report will show current
information about   the Policy.

ASSIGNMENT-No assignment will bind Us until recorded at Our Home Office. Any claim by an assignee is subject to proof of the validity and extent of the assignee's interest in the Policy. We
are not obliged to see that an   assignment is valid or sufficient.

SETTLEMENT OPTIONS

AVAILABILITY OF SETTLEMENT OPTIONS-All or a part of the Death Benefit proceeds may be applied to any of the following options. We will first discharge in a single sum any liability under an assignment of the Policy and any applicable premium related-taxes, fees, or assessments imposed by any federal, state, municipal or other government authority. The remaining amount is the net sum payable. Other options can be used if agreed to by Us. If You have not elected an option before the Insured's death, the Beneficiary may choose one. Any election or change must be by Written Request. Our consent is required for any of the following:

(1) any payment to joint or successive Payees;
(2) any payment to a corporation, association, partnership, trustee, or estate; or
(3) any change in an option previously elected.

We do not have to apply to an option a net sum payable of less than $2,000.00 for any Payee.

SETTLEMENT OPTIONS-The Table of Settlement   Options,  referred to
in this provision, is   located on the next page of the Policy. The
options are:

OPTION 1. Installments for a Fixed Period. Equal installments will be paid for a fixed number of years. The amount of the installments
will be based  on Table A. Installments will include   interest at
the effective rate of 2.5% per year. At Our option, additional interest may be paid.

OPTION 2. Installments for a Fixed Period and Life Thereafter. Equal monthly installments will be paid for as long as the Payee lives with installments certain for a fixed period. The fixed period is 10 years under Table B, 20 years under Table C, or as long as the Payee lives under Table D.

OPTION 3. Installments of a Fixed Amount. Equal annual,   semi-
annual, quarterly, or monthly installments will be paid. The sum of the installments paid in 1 year must be at least $40.00 for each
$1,000.00 of net sum payable.   Installments will be paid until the
total of  the following amounts is exhausted: (1) the net sum
payable; plus (2) interest at the   effective rate of 2.5% per year;
plus (3) any additional  interest that We may elect to pay.  The
final installment shall be the balance of the net   sum payable plus
interest, and may be   more or less than the other installments.


14


OPTION 4. Interest Payment. We will hold the net sum payable at interest. Interest will be paid at the effective rate of 2.5% per year. Additional interest may be paid at Our option. On interest due dates, an amount of at least $100.00 may be withdrawn from the amount held. If the amount held falls below $2,000.00, We will pay the entire amount held to the Payee.

GENERAL PROVISIONS FOR SETTLEMENT OPTIONS-  The first   installment
under Option 1, 2, or 3 is paid as of the date the net sum payable is available. The first installment may be postponed for up to 10 years, but only with Our consent. If it is postponed, the net sum
payable will accumulate with compound interest at the   effective
rate of 2.5% per year. To avoid paying installments of less than $20.00 each, We may:
(1) change the installments to a quarterly, semi-annual, or annual basis;
(2) reduce the number of installments or
(3) do both.

If You elect an option, You may withhold the Beneficiary's right to assign, encumber, or commute any unpaid amount.

Except to the extent permitted by law, unpaid amounts   are not
subject to any claims of a Beneficiary's creditors. Except as described in the next paragraph, in no case may installments under Option 2 be commuted. At Our option, installments under the other options may be commuted. When commutation is allowed, the effective interest is equal to the interest rate used in computing the settlement option, plus 1%.

The Payee under any option might die after payments under the option have started. If so, under option 1 or 2, We will pay the commuted value of any unpaid fixed-period installments to the Payee's estate. Under option 3 or 4, We will pay any balance held by Us to the Payee's estate. With Our consent, the option elected
may   provide for payment in another manner.

BASIS OF CALCULATIONS-The payment amounts  illustrated  in the
Settlement Options   Tables are based on the Annuity 2000 Mortality
Table and 2.5% interest. The attained age at settlement will be adjusted downward by one year for each full five year period that has elapsed since January 1, 2000.






SETTLEMENT OPTION TABLES
OPTION 1-TABLE A
MONTHLY PAYMENTS FOR EACH 1,000.00 OF  THE NET SUM PAYABLE
Multiply the monthly payment by 2.993 to obtain the quarterly payment, by 5.963 to obtain the semi-annual payment, and by 11.840 to obtain the annual payment.


Years     Amount        Years        Amount
1         $84.28          16         $6.30
2          42.66          17          6.00
3          28.79          18          5.73
4          21.86          19          5.49
5          17.70          20          5.27
6          14.93          21          5.08
7          12.95          22          4.90
8          11.47          23          4.74
9          10.32          24          4.60
10          9.39          25          4.46
11          8.64          26          4.34
12          8.02          27          4.22
13          7.49          28          4.12
14          7.03          29          4.02
15          6.64          30          3.93



15





SETTLEMENT OPTION TABLES
OPTION 2-TABLES B, C AND D
MONTHLY PAYMENT FOR LIFE FOR EACH 1,000.00 OF THE NET SUM PAYABLE Age in years means age of Payee on birthday prior to the due date of the first payment. For Tables B and C, multiply the monthly payment by 2.993 to obtain the quarterly payment, by 5.969 to obtain the semi-annual payment, and by 11.868 to obtain the annual payment. For Table D, amounts for payments other than monthly are available on request, and amounts for ages 0 - 45 are available on request.

AGE          TABLE B         TABLE C          TABLE D
IN           Guaranteed      Guaranteed        Life
YEARS        Period          Period            Only
             10Years         20Years

Male         Amount          Amount          Amount
46           $3.53           $3.47           $3.54
47            3.58            3.52            3.60
48            3.64            3.57            3.66
49            3.70            3.62            3.72
50            3.76            3.67            3.79
51            3.83            3.73            3.86
52            3.90            3.79            3.93
53            3.97            3.84            4.01
54            4.05            3.90            4.09
55            4.13            3.97            4.18
56            4.22            4.03            4.27
57            4.31            4.09            4.37
58            4.40            4.16            4.47
59            4.50            4.23            4.58
60            4.61            4.29            4.69
61            4.72            4.36            4.82
62            4.83            4.43            4.95
63            4.95            4.50            5.09
64            5.08            4.56            5.24
65            5.21            4.63            5.40
66            5.35            4.69            5.57
67            5.50            4.75            5.76
68            5.65            4.81            5.95
69            5.80            4.87            6.16
70            5.96            4.92            6.38
71            6.13            4.97            6.62
72            6.30            5.01            6.87
73            6.47            5.05            7.14
74            6.65            5.09            7.42
75            6.82            5.12            7.73
76            7.00            5.15            8.05
77            7.18            5.17            8.40
78            7.36            5.19            8.78
79            7.53            5.21            9.18
80**          7.70            5.22            9.61

** and over

AGE          TABLE B         TABLE C          TABLE D
IN           Guaranteed      Guaranteed        Life
YEARS        Period          Period            Only
             10Years         20Years

Female       Amount          Amount          Amount
46           $3.32           $3.29           $3.33
47            3.37            3.34            3.38
48            3.42            3.38            3.43
49            3.47            3.43            3.49
50            3.53            3.48            3.54
51            3.59            3.53            3.60
52            3.65            3.59            3.66
53            3.71            3.64            3.73
54            3.78            3.70            3.80
55            3.85            3.76            3.87
56            3.92            3.82            3.95
57            4.00            3.88            4.03
58            4.08            3.95            4.12
59            4.17            4.02            4.21
60            4.26            4.09            4.31
61            4.36            4.16            4.41
62            4.46            4.23            4.52
63            4.57            4.31            4.64
64            4.68            4.38            4.77
65            4.80            4.45            4.90
66            4.93            4.53            5.04
67            5.07            4.60            5.20
68            5.21            4.67            5.36
69            5.36            4.74            5.54
70            5.51            4.80            5.73
71            5.68            4.87            5.94
72            5.85            4.92            6.16
73            6.03            4.98            6.40
74            6.22            5.02            6.66
75            6.41            5.07            6.94
76            6.61            5.10            7.24
77            6.81            5.14            7.57
78            7.01            5.16            7.93
79            7.21            5.19            8.31
80**          7.42            5.21            8.73
** and over



16

THIS PAGE INTENTIONALLY LEFT BLANK.



17



VARIABLE UNIVERSAL LIFE INSURANCE POLICY.
INVESTMENT EXPERIENCE REFLECTED IN SOME
 VALUES AND BENEFITS.
NONPARTICIPATING. NO DIVIDENDS.


ALPHABETIC GUIDE

PAGE
Accumulation Value                                       9
Addition, Deletion or Substitution of Investment         9
Age at Issue                                     Data Page
Allocation of Premiums                                   7
American National Fixed Account                          7
American National Variable Life Separate Account         7
Annual Report                                           12
Assignment                                              12
Availability of Settlement Options                      12
Basis of Calculations                                   13
Beneficiary Interest                                    11
Change of Beneficiary                                   13
Change of Death Benefit Option                           6
Continuation of Insurance                               10
Contract and Representations                            12
Cost of Insurance                                       10
Date of Issue                                    Data Page
Death Benefit                                            4
Death Benefit Proceeds                                   4
Decrease in Specified Amount                             5
Deferment of Payments and Emergency Procedure           11
Effective Date                                          12
Elective Increase in Specified Amount                    5
Fixed Account Accumulation Value                         9
Full Surrender                                          10
General Provisions for Settlement  Options              13
Grace Period                                             7
Guaranteed Coverage Benefit                              6
Incontestability                                        12
Loan                                                    11
Misstatement of Age or Sex                              12
Modifications                                           13
Monthly Deduction                                       10
Monthly Deduction Due at Death                           4
Owner                                                   11
Partial Surrender                                       10
Payment of Death Benefit                                 5
Planned Periodic Premium                                 6
Policy Debt Adjustment                                   4
Premiums Payments                                        6
Reinstatement                                            7
Separate Account Accumulation Value                      9
Settlement Options                                      13
Settlement Option Tables                                14
Specified Amount                                 Data Page
Subaccounts                                              8
Suicide                                                  4
Surrender Charge                                        10
Surrender Value                                         10
Table of Corridor Percentages                            5
Termination of Coverage                                  7
The Unit Value                                           9
Transfers                                                8
Unscheduled Premiums                                     6